Exhibit 10.2

Software Development Agreement

ARNA GLOBAL, LLC	TAKNIKI COMMUNICATION (India) PRIVATE LIMITED

SOFTWARE DEVELOPMENT AGREEMENT

This Software Development Agreement (the “Agreement” or “Software Development Agreement”) states the terms and conditions that govern the contractual agreement between TAKNIKI COMMUNICATION (INDIA) PRIVATE LIMITED having his principal place of business at 64 JAGAT PARK, GHATLODIA, AHMEDABAD 380061, GUJARAT, INDIA, (the “Developer”), and ARNA GLOBAL, LLC having its principal place of business at 514 LOTHIAN WAY, ABINGDON, MD 21009, USA (the “Client”) who agrees to be bound by this Agreement.

WHEREAS, the Client has conceptualized ONLINE TRANSACTION SYSTEM (the “Software”), which is described in further detail on Exhibit A, and the Developer is a contractor with whom the Client has come to an agreement to develop the Software.

NOW, THEREFORE, In consideration of the mutual covenants and promises made by the parties to this Software Development Agreement, the Developer and the Client (individually, each a “Party” and collectively, the “Parties”) covenant and agree as follows:WITNESSETH:

1. DEVELOPER’S DUTIES

The Client hereby engages the Developer and the Developer hereby agrees to be engaged by the Client to develop the Software in accordance with the specifications attached hereto as Exhibit A (the “Specifications”).
1.
The Developer shall complete the development of the Software according to the milestones described on the form attached hereto as Exhibit B. In accordance with such milestones, the final product shall be delivered to the Client by MARCH 31, 2016 (the “Delivery Date”).

2.
For a period of SIX MONTH after delivery of the final product, the Developer shall provide the Client attention to answer any questions or assist solving any problems with regard to the operation of the Software.

3.	Except as expressly provided in this Software Development Agreement, the Client shall not be obligated under this Agreement to provide any other support or assistance to the Developer.
4.	The Client may terminate this Software Development Agreement at any time upon material breach of the terms herein and failure to cure such a breach within SIXTY DAYS of notification of such a breach.
5.	The Developer shall provide to the Client after the Delivery Date, a cumulative THIRTY DAYS of training with respect to the operation of the Software if requested by the Client.

ARNA GLOBAL, LLC
514 LOTHIAN WAY, ABINGDON, MD 21009

SOFTWARE DEVELOPMENT AGREEMENT

2. DELIVERY

The Software shall function in accordance with the Specifications on or before the Delivery Date.
1.
If the Software as delivered does not conform with the Specifications, the Client shall within 30 DAYS of the Delivery Date notify the Developer in writing of the ways in which it does not conform with the Specifications. The Developer agrees that upon receiving such notice, it shall make reasonable efforts to correct any non-conformity.

2.
The Client shall provide to the Developer written notice of its finding that the Software conforms to the Specifications within SIXTY DAYS days of the Delivery Date (the “Acceptance Date”) unless it finds that the Software does not conform to the Specifications as described in Section 2(A) herein.

3. COMPENSATION

In consideration for the Service, the Client shall pay the Company, with a maximum total fee for all work under this Software Development Agreement of 9,06,000.00 USD. Fees billed under the Milestone Billing shall be due and payable upon the Developer providing the Client with an invoice. Invoices will be provided for work completed by the developer quarterly i.e every four months upon completion of the milestones as stated in Exhibit B. Any delay in payment will accrued 6 % of Yearly interest. The Client agrees and acknowledges compensate Developer via profit sharing and/or equity shares in the company in case of non-payment or delay or at discretion of Developer.

4. INTELLECTUAL PROPERTY RIGHTS IN THE SOFTWARE

The Parties acknowledge and agree that the Client will hold all intellectual property rights in the Software including, but not limited to, copyright and trademark rights. The Developer agrees not to claim any such ownership in the Software’s intellectual property at any time prior to or after the completion and delivery of the Software to the Client.

5. CHANGE IN SPECIFICATIONS

The Client may request that reasonable changes be made to the Specifications and tasks associated with the implementation of the Specifications. If the Client requests such a change, the Developer will use its best efforts to implement the requested change at no additional expense to the Client and without delaying delivery of the Software. In the event that the proposed change will, in the sole discretion of the Developer, require a delay in the delivery of the Software or would result in additional expense to the Client, then the Client and the Developer shall confer and the Client may either withdraw the proposed change or require the Developer to deliver the Software with the proposed change and subject to the delay and/or additional expense. The Client agrees and acknowledges that the judgment as to if there will be any delay or additional expense shall be made solely by the Developer.

ARNA GLOBAL, LLC
514 LOTHIAN WAY, ABINGDON, MD 21009

SOFTWARE DEVELOPMENT AGREEMENT

6. CONFIDENTIALITY

The Developer shall not disclose to any third party the business of the Client, details regarding the Software, including, without limitation any information regarding the Software’s code, the Specifications, or the Client’s business (the “Confidential Information”), (ii) make copies of any Confidential Information or any content based on the concepts contained within the Confidential Information for personal use or for distribution unless requested to do so by the Client, or (iii) use Confidential Information other than solely for the benefit of the Client.

7. DEVELOPER WARRANTIES

The Developer represents and warrants to the Client the following:
1.	Development and delivery of the Software under this Agreement are not in violation of any other agreement that the Developer has with another party.
2.	The Software will not violate the intellectual property rights of any other party.
3.
For a period of TWO YEARS after the Delivery Date, the Software shall operate according to the Specifications. If the Software malfunctions or in any way does not operate according to the Specifications within that time, then the Developer shall take any reasonably necessary steps to fix the issue and ensure the Software operates according to the Specifications.

8. INDEMNIFICATION

The Developer agrees to indemnify, defend, and protect the Client from and against all lawsuits and costs of every kind pertaining to the software including reasonable legal fees due to the Developer’s infringement of the intellectual rights of any third party.

9. NO MODIFICATION UNLESS IN WRITING

No modification of this Agreement shall be valid unless in writing and agreed upon by both Parties.

ARNA GLOBAL, LLC
514 LOTHIAN WAY, ABINGDON, MD 21009

SOFTWARE DEVELOPMENT AGREEMENT

10. APPLICABLE LAW

This Software Development Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the State of DELAWARE, USA and subject to the exclusive jurisdiction of the federal and state courts located in HARFORD, DELAWARE, USA.

IN WITNESS WHEREOF, each of the Parties has executed this Software Development Agreement, both Parties by its duly authorized officer, as of the day and year set forth below.

TAKNIKI COMMUNICATION (INDIA) PRIVATE LIMITED

/s/ Sachin Mandloi	26th January 2015
SACHINMANDLOI
CEO

ARNA GLOBAL, LLC
/s/ Deepak Sharma	26th January 2015
DEEPAKSHARMA
PRESIDENT

[SEAL]

ARNA GLOBAL, LLC
514 LOTHIAN WAY, ABINGDON, MD 21009

SOFTWARE DEVELOPMENT AGREEMENT

EXHIBIT A

Web-based Online Transaction System for Online Travel Agency (OTA) to manage their operations and business including management of Airfares, Pricing tool, multi-GDS searches for public, private and market specific airfares. A parallel search for private airfares from databases hosted by each travel partner/consolidator across the globe would leverage their travel businesses. Interfaces multiple Global Distribution System (GDS) content, Third party content and Fare Management Systems (FMS) with scheduled airline host system including Low Cost Carrier (LCC) host, facilitating access to lowest consolidated airfares across the globe with more than 700 plus airlines on one platform. This web-based Online Transaction System must meet following business requirements and use cases: ☐ Enables travel organizations to source lowest airfares from 700+ airlines across the globe in addition to Low Cost Airlines on single platform ☐ Single platform enables sourcing of most economical SOTO tickets thereby reducing the time required for searching competitive airfares ☐ 24/7 ticketing capability from 700+ airlines across the globe countries ☐ Option to hold PNR on time, mitigates the possible loss associated with uncertain PNR status ☐ Enables transaction in local currency, thereby mitigating the risk due to fluctuation in currency exchange rates ☐ Adaptable on any platform with a predefined itinerary ☐ Ease of payment through multiple payment options for booking ☐ Personalized 24/7 support for 365 days for rescheduling, cancellations and other requests enhance the service quality ☐ Customized branding on e-tickets. ☐ Automated Accounting and Reconciliations System ☐ Add your own customized Markups ☐ Issue Air Tickets, Hotel and Holiday vouchers with Extended partners Logo or Agency name ☐ Maintainability of multiple vendor accounts ☐ Generate instant business reports to view transactions and your customer trends ☐ Web services (API) with the consolidated On-line Flights inventory through API (Application Programmable Interface). ☐ Facility to access Dynamic Real Time Inventory & Pricing from the Airlines ☐ Completely branded and responsive website ☐ Functions or Capability to support Build your Brand use case - Partners website and booking engine (optimized for search ) ☐ Robust tracking and reporting ☐ Online e-ticketing (Add customized Markups) to support Incremental Revenue (Acquire new customers and loyalty functions) ☐ Issue Air Tickets with your own Logo or Agency name, Invoice and Accounting ☐ Extensive Reporting Capabilities to view transactions and your customer trends ☐ Features for Account Management and Credit Management (Deposit/Transfers) ☐ In-built, Cancellation, Invoices and Complete Accounting functions.

ARNA GLOBAL, LLC
514 LOTHIAN WAY, ABINGDON, MD 21009

SOFTWARE DEVELOPMENT AGREEMENT

EXHIBIT B

Milestone Schedule

Deliver Date	Milestone
February 15,2015	Proof of Concept Planning including Hardware, Software, Servers and Infrastructure Planning.
March 31, 2015
Working Prototype with System Basic Functionality including PNR Creation, Transaction Management, Master Data Management and Process Workflow including Features for Account Management and Credit Management (Deposit/Transfers). In-built, Cancellation, Invoices and Complete Accounting functions.

April 30,2015	Complete PNR Functionality, Aggregation of Search and Real time Fare Display with Supplier API Integration. In-built, Cancellation, Invoices and Complete Accounting functions.
May 31, 2015	Low Cost Carrier (LCC) API Integration, Enabling the search results to source lowest airfares from 700+ airlines across the globe in addition to Low Cost Airlines on single platform.
June 30, 2015
White Label Solutions for extended Partners. Issue Air Tickets, Hotel and Holiday vouchers with Extended partners Logo or Agency name. Allow XML Solutions for Partners via Web services (API) with the consolidated On-line Flights inventory through API (Application Programmable Interface). Completely branded and responsive website which allows Functions or Capability to support Build your Brand use case - Partners website and booking engine (optimized for search).

July 31, 2015	Robust tracking and reporting, Extensive Reporting Capabilities to view transactions and your customer trends. Facility to access Dynamic Real Time Inventory & Pricing from the Airlines
August 31, 2015
Enhanced Reporting Capability within Accounting Management with collection of Statutory Data ( Service Tax, TDS etc.) and Automatic transfer of Data load into Accounting system with Reconciliation of Supplier Data.

September 30, 2015	Working Prototype and Proof of concept of Indian Railway Ticketing System, PNR Search, Seat Availability Train route etc.
October 31, 2015
Working System on Single Platform with IRCTC - API Integration, Credit/Debit Management from Single Master Account for various offerings of product to channel partner (Agent). Automated Accounting and Reconciliations System.

ARNA GLOBAL, LLC
514 LOTHIAN WAY, ABINGDON, MD 21009

SOFTWARE DEVELOPMENT AGREEMENT

November 30, 2015	Extensive Reporting Capabilities to view transactions and your customer trends
December 31, 2015
Development of Airline Global Distribution System (GDS) - Galileo 24/7 ticketing capability from 700+ airlines across the globe countries using multiple HAP and CAP management functions, enabling GDS setting and configurable modules at Agent or Distributor level

January 31, 2016
Integration of GDS Module into Single Platform, which is linked with Single Master Account with respect to Credit/ Debit Management of Accounts including Single platform enables sourcing of most economical SOTO tickets thereby reducing the time required for searching competitive airfares. Option to hold PNR on time, mitigates the possible loss associated with uncertain PNR status.

February 29, 2016
Enables transaction in local currency, thereby mitigating the risk due to fluctuation in currency exchange rates, Enhanced detail reports to mange visibility of profit or loss on Single by PNR, By Product, By Supplier, By Channel Partner, By Region, By Day or Combination of various key figures.

March 31, 2016
Development of DASH BOARD allowing Management to track the Financial at any Given point of time by Key Figures and Exposure of Credit Risk in the system for any Event that may occure. ( Approval or Rejetion of Creditline).

ARNA GLOBAL, LLC
514 LOTHIAN WAY, ABINGDON, MD 21009